Exhibit 6.8

l Tran l d : 2 ೦ 15194915388407 Q ate : 15 AUG 2025, 07:53 PM li'urcbaffll By: VEN K AT RATNAM POPPO P PU i'o B ULLIRAMAIAH POPPOP P U llio HYDE RB AD For Whom MIS . MYRXWALLET PRANA PR IV ATELIMITED I I AGREEMENT OF SALE a ANKARLA PRA LIKA LICENSED STAMP VENDOR LIC . NO . IS - 21 - 028/2025 REN.NO . NEW LICENSE H NO . 4 - 191/315 , NTR NAOAR, NJZAMPET , MEOCHAL M A L KAJGLRl DISTRIC T PH 9491033291 This t greement of Sale is made and executed on this the 16th day of August, 2025 at Hyderabad by and between ; • Mr Pandi Venkatesh (Aadbaar No: 511786512270, Pan No: AGQPP3764L, I S/o Pandi Advaiah , age 47 years , Resident of: Plot No 39/A, Chandra Nagar Colony, Rasoolpura, Secunderabad Hyderabad, Telangana - 500003. Hereinafter referred to as the VENDOR, which expres s ion shall mean and include all their legal heirs P executors , successors , administrators , representatives , assignee of the first part . I I Mis MyRxWaUet Prana Private Limited, Represented by its Directors; 1. • VENKATA RATNAM POPPOPPU (Aadhaar No:317936739502, PAN No: AILPP4689B, DIN: 07812464), S / o Bulli Ramaiah Poppoppu, aged 54 years, Re s ident AND a ೦ ೦ - r ೦೦ ೦ Ut'.fYdnt,adl ೦ • ೦ ೦ ೦ ೦ •

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of H No 2-63, Flat No 204, Block-B, Sai Durga Avenue, Nizampet, Hyderabad, Telangana, 500090. **2. Suresh S (Aadhaar No: 3869 5022 4901, PAN No: BKIPS1400F, DIN: 06777788)**, S/o Sura Venkateshwara Rao, aged 47 years, Resident of HNo 3-6-54, Flat No 4D, Anatha Sai Apartment, Vivekanandha Nagar Colony, Road no 22, Kukatpally, Hyderabad, Telangana, 500072.

Hereinafter referred to as the **VENDEES**, which expression shall mean and include all its legal heirs, executors, successors, administrators, representatives, assignee of the second part.

The VENDEES, VENDOR and other parties involved have come to a mutual agreement to execute this sale of a total land extent admeasuring **24,675** Square yards, situated at survey number 157/E/7/2, 157/E/7/1, of Madharam village, Wargal, Siddipet District, for a **cumulative total sale consideration** including the stamp duty and consultation fee the amount to be paid to the land owners would be **Rs 12,65,64,984 INR, Rupees twelve crore sixty five lakh sixty four thousand nine hundred eighty four Only (~ *$1,454,769.93* i.e., *1.45* million USD, i.e, One *Million four hundred fifty four thousand seven hundred sixty nine Dollars and ninety three cents* @Dollar Current price INR 87/-)..** The details of this total sum amount have been outlined below in points 1-5.

Whereas the above-mentioned VENDOR is the nominated representative of the land owners of the scheduled property for the purpose of signing this agreement and to execute this agreement of sale on their behalf. The land owners who will be signing the sale deeds at the registrar office (Refer table 1) are the absolute owners and possessors of the scheduled property.

Whereas the VENDOR is representing **Mr Pandi Venkatesh**, as a individual owning land parcel admeasuring **24,675** Square yards and property, 157/D/7/2, 157/D/7/1 of Madharam village, Wargal, Siddipet District, in its entirety to the VENDEE for a total consideration of ***Rs 11,54,79,000 (24,675 sq yards* 4680 per sq yards) INR, Rupees eleven crore fifty four lakh seventy nine thousand only (~ $ 1,327,344.82 i.e., one million three hundred twenty seven thousands three hundred and forty four dollars and eighty cents Only @Current US Dollar price INR 87/-),*** **calculated at 24675 * 4680 per Sq yards.** The VENDEE herein agreed to purchase the property for the said price as a sale consideration from the VENDOR.

P. Venkatesh

S. Suresh

MyRxWallet Prana Pvt. Ltd. Hyderabad

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Location Sketch Map:



SITE PLANING SHOWING
2A - 37 GTS
0A - 4.00GTS
0A - 5.50 GTS
1A - 11 GTS
1A - 18 GTS
MAIN ROAD
bounded as under :
East :
West :
North
South :
Total Area :
5AC - 35.50 GTS
Client Name :
Drawing Title:
LAND PLAN
(V)MADHARAM(M)WARGAL
(D)SIDDIPET,TELANGANA
Surveyed By:
AG REDDY SURVEYORS
(SRI SAI SURVEYORS)
18.11.19
19.11.19
C1
PREPARED BY :

P. Gunateela

S. Suresh

MyRxWallet Prana Pvt. Ltd. Hyderabad

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This Agreement of Sale further witnesses as follows: 1. The VENDEE will go ahead with the purchase and carry out the registration process of the scheduled property on or before 120 days from the date of this agreement, post which it is null and void . 2. The VENDEE will have to pay a Stamp and registration duty of 7 . 6 % of the total sale consideration to the Government of Telangana prior to the registration to book a slot at the s ub - registrar / SRO office to carry out the registration of the sale deed . This amount would total to Rs 87 , 76 , 404 INR Rupees Eighty seven lakh seventy six thousand four hundred four onl y, 100 , 878 . 20 USD, i . e . , one hundred thousand eight hundred seventy eight Dollars and twenty cents . (considered current market dollar price i . e . , INR 87 / - ) . 3. The said sale consideration does not include the consultation and facilitation fee payable to RAGHAVENDRA VERITA SPACES LLP towards facilitating the agreement of sale, which stands at 2% of the total sale consideration plus 18% applicable GST. The total payable fee would be Rs 23,09,580 INR , Rupees Twenty three lakh nine thousand five hundred eighty Only. , ~26,546.89 USD @J.NR 87/ - ), Twenty six thousand five hundred forty six Dollars and eighty nine cents (considered current market dollar price i.e., INR 871 - ). 4. The VENDEE will have to account for the out of pocket expenses to be paid at the time ofregistration of which will be handled by Raghavendra Verita Spaces LLP. 5. The Total sale consideration including the stamp duty , consultation fee, and the amount to be paid to the landowners would be Rs 12 , 65 , 64 , 984 INR, twelve crore sixty five lakh sixty fQur thousand nine hundred eighty four Only (~ $ 1 , 454 , 769 . 93 i . e . , 1 . 45 million USD, One Million four hundred fifty four thousand seven hundred sixty nine Dollars and ninety three cents @Dollar Current price INR 87 / - ) . 6. The said total sale consideration does not include the Land Zone Conversion Fee that needs to be paid to the government or the facilitation charges that need to be paid to Raghavendra Verita Spaces LLP for taking care of the land zone conversion process , in case any portion of the proposed land needs to be converted to better suit the VENDEE's end utility . S. S(5Jt:.

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7. A breaking fee of 1 % will be applicable to the VENDOR or VENDEE in case of defaulting from either party with regards to this agreement of sale . 8. The Legal heir certificate for the deceased land owners will be obtained before the registration day, the same will be provided to the VENDEE along with other documents at the time of registration and they will physically appear and sign the sale deeds at the time of registration in place of the deceased . 9. Whereas the VENDORS will hand over the possession of the scheduled property to the VENDEE at the time of registration to pursue all the necessary developments and endeavours for this sale . 10. The VENDOR assures the VENDEE that the scheduled property is the absolute property of the land owners and that no other person has any right, title or interest over the same now or in the future . 11. The VENDOR assures the VENDEE that there are no further legal impediments to enter into this agreement with the VENDEE and that the scheduled property is not subject to any further gift, alienation, transfer or any encumbrance of whatsoever kind or nature and is free for sale in favour of the VENDEE . 12. The VENDOR assures the VENDEE that they have not entered into any other agreement of sale or sales with any other third party and scheduled property is free for sale to the VENDEE . 13. The VENDOR assures to handover all the Original documents of title including the link documents, EC, property tax recipients or any other to the VENDEE at the time of registration . 14. The VENDOR indemnifies the VENDEE against all such losses , costs , damages , claims, compensations, charges , that may be put by the VENDEE on account of any defect in title or VENDOR's right to execute a sale / transfer of the property to the VENDEE/his nominee . 15. The VENDOR will accept a relative reduction in the sale consideration agreed in this document, in case the extent of schedule property is less than what is stated in this : ೦ :: ೦ =cial revenue swvey of ilie pr ೦೦

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16. The VENDOR and land owner, facilitated by Raghavendra Verita Spaces LLP, are willing to cooperate in case a land zone conversion is required by the VENDEE.

SCHEDULE OF PROPERTY

All the land admeasuring **24,675** Square yards , situated at survey number 157/D/7/2, 157/D/7/1, of Madharam village, Wargal, Siddipet District,

NORTH:
SOUTH:
EAST:
WEST:

IN WITNESS WHEREOF the above-named VENDOR and VENDEE have signed this Agreement of Sale on the day, month and year aforementioned with their own free will and consent in the presence of the witnesses below mentioned.

WITNESSES:

1. Chaitra

2. Aditya

VENDOR:

P. Venkatesh

Mr Pandi Venkatesh
(Landlord)

VENDEES:

1 Mr.VENKATARATNAM POPPOPPU

MYR Wallet Prana Pvt. Ltd. Hyderabad

S Suresh

2.Mr. SURESH S

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